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                                                                  EXHIBIT 99.5

                              SUBADVISORY AGREEMENT



     THIS AGREEMENT made this 6th day of September, 1995, by and among The Crabbe Huson Group, Inc., and Oregon corporation(the "Adviser"), Aldrich, Eastman, & Waltch, L.P. a Delaware limited partnership (the "Subadviser"), and The Crabbe Huson Real Estate Investment Fund, Inc. (the "Fund").

                                   BACKGROUND

     1. The Fund is engaged in business as a diversified open-end investment company registered under the Investment Company Act of 1940, as amended (hereinafter referred to as the "Investment Company Act").

     2. The Adviser and the Subadviser are engaged in business as registered investment advisers under the Investment Advisers Act of 1940, as amended.

     3. The Adviser has entered into an Investment Advisory and Service Contract with the Fund dated March 4, 1994 (the "Advisory Agreement").

     4. The Subadviser is willing to provide investment advisory services to the Adviser in connection with the Fund's operations on the terms and conditions hereinafter set forth.

                                    AGREEMENT

     In consideration of the mutual covenants and agreements of the parties hereto herein set forth, the parties covenant and agree as follows:

                                    ARTICLE I
                            DUTIES OF THE SUBADVISER

     Subject to the supervision of the Adviser, the Subadviser shall continuously furnish an investment program for the Fund and shall determine from time to time which securities shall be purchased, sold or exchanged and what portion of the assets of the Fund shall be held in the various securities in which the Fund invests or in cash, subject always to the restrictions of the Articles of Incorporation and By-Laws of the Fund, as amended from time to time, the provisions of the Investment Company act and the statements relating to the Fund's investment objective, investment policies and investment restrictions as the same are set forth in the currently effective prospectus and statement of additional information relating to the shares of the Fund under the Securities Act of 1933, as amended (the "Prospectus" and "Statement of Additional Information," respectively). Subject to the supervision of the Adviser, the Subadviser may make determinations as to the manner in which voting rights, rights to consent to corporate action and any other rights pertaining to the Fund's securities shall be exercised. Subject to the supervision of the Adviser, the Subadviser shall take, on behalf of the Fund, all actions which it deems necessary to implement the investment policies determined as provided above, and in particular to place all orders for the purchase or sale of portfolio securities for the Fund's account with brokers or dealers selected by it, and to that end, the Subadviser is authorized as the agent

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of the Fund to give instructions to the Custodian of the Fund as to deliveries of securities and payments of cash for the account of the Fund. In connection with the selection of such brokers or dealers and the placing of such orders, the Subadviser is directed at all times, subject to the supervision of the Adviser, to seek to obtain executions and price within the policy guidelines determined by the Board of Directors of the Fund and set forth in the Prospectus and Statement of Additional Information. Subject to this requirement and the provisions of the Investment Company Act, the Securities Exchange Act of 1934, as amended, and other applicable provisions of law, the Subadviser may select brokers or dealers with which the Adviser, the Subadviser of the Fund, is affiliated.


                                   ARTICLE II
                       ALLOCATION OF CHARGES AND EXPENSES

     The Subadviser shall furnish, at its own expense, all administrative services, office equipment and facilities, investment advisory, statistical and research services, and executive, supervisory, compliance and clerical personnel necessary to carry out its obligations under this Agreement. The Subadviser shall not be responsible for any expenses other than those set forth in this
Article II.

                                   ARTICLE III
                         COMPENSATION OF THE SUBADVISER

     As compensation for its services, the Adviser will pay to the Subadviser at the end of each calendar month, a fee equal to the greater of (a) 37.5% of one percent of the average daily net asset value of the Fund (the "ADNAV") up to the first $100 million of net asset value, 31.88% of one percent of the ADNAV for the next $400 million of net asset value, and 22.5% of one percent of the ADNAV for amounts in excess of $500 million of net asset value, or (b) 50% of the actual fees paid by the Fund to Crabbe Huson Group.

                                   ARTICLE IV
                    LIMITATION OF LIABILITY OF THE SUBADVISER

     The Subadviser shall exercise its best judgment in rendering the services provided by it under this Agreement. The Subadviser shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in the execution and management of the Fund, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b) of the Investment Company Act) or loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties, or from reckless disregard by it of its obligations and duties hereunder. As used in this
Article IV, the term "Subadviser" shall include any partners, shareholders, directors, officers, and employees of the Subadviser. The Subadviser shall be protected with respect to actions which it takes or from which it forbears in reliance on advice of any unaffiliated agent or counsel, if such agent or counsel has been prudently selected.

     The Fund shall indemnify the Subadviser and hold it harmless from and against all damages, liabilities, costs and expenses (including reasonable attorney's fees and amounts reasonably paid in settlement) incurred by the Subadviser in or by reason of any pending,

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threatened or completed action, suit, investigation or other proceeding
(including and action or suit by or in the right of the Fund or its security holders) arising out of or otherwise based upon any action actually or allegedly taken or omitted to be taken by the Subadviser in connection with the performance of any of its duties or obligations under this Agreement; provided, however, that nothing contained herein shall protect or be deemed to protect the Subadviser against or entitle or be deemed to entitle the Subadviser to indemnification in respect of any liability to the Fund or its security holders to which the Subadviser would otherwise be subject by reason of a breach of fiduciary duty with respect to the receipt of compensation for services or of willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of its reckless disregard of its duties and obligations under this Agreement.

                                    ARTICLE V
                 COMPLIANCE WITH SECURITIES LAWS AND REGULATIONS


     In rendering its services hereunder, the Subadviser shall comply in all material respects with all applicable federal and State securities laws and regulations. It shall (i) remain registered as an investment adviser with the Securities and Exchange Commission and with regulatory agencies in each jurisdiction in which, as subadviser of the Fund, such registration is required,
(ii) provide information and reports for the purpose of establishing that it is complying with applicable laws, regulations and compliance procedures at such intervals and in such detail as the Adviser may reasonably request, (iii) provide information for the purpose of allowing the Adviser and the Fund to file all regulatory and compliance reports it is required to file including any filings required by the Securities and Exchange Commission, state regulatory agencies, and the NASD, and (iv) notify the Adviser promptly of any event which comes to the attention of the Subadviser or any of its officers, directors, or employees which constitute a failure to comply with applicable laws, regulations and compliance procedures. Adviser, on its own behalf and on behalf of the Fund, acknowledges receipt from Subadviser (at least 48 hours prior to entering into this Agreement) of Part II of Subadviser's Form ADV as filed with the Securities and Exchange Commission.

                                   ARTICLE VI
                   DURATION AND TERMINATION OF THIS AGREEMENT

     This agreement shall become effective as of the date first above written and shall remain in force for a period of more than two years only so long as the Investment Advisory and Service Contract remains in force and provided that such continuance is specifically approved at least annually by (i) the Board of Directors of the Fund or by the vote of a majority of the outstanding voting securities of the Fund and (ii) a majority of those directors who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval.

     This Agreement may be terminated at any time, without the payment of any penalty, by the Board of Directors of the Fund or by vote of a majority of the outstanding voting securities of the Fund, or by the Subadviser or the Adviser on thirty days' written notice to the other party. This Agreement shall not be assigned by the Subadviser without the prior consent of Adviser and the Fund.

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                                   ARTICLE VII
                          AMENDMENTS OF THIS AGREEMENT

     No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no amendment, transfer, assignment, sale, hypothecation or pledge of this Agreement shall be effective until approved by (i) the vote of a majority of outstanding voting securities of the Fund, and (ii) a majority of those directors who are not parties to this Agreement or interested persons of any such party case in person at a meeting called for the purpose of voting on such approval.


                                  ARTICLE VIII
                          DEFINITIONS OF CERTAIN TERMS

     The terms "vote of a majority of the outstanding voting securities," "assignment," "affiliated person" and "interested person," when used in this Agreement, shall have the respective meanings specified in the Investment Company Act of 1940 and the Rules and Regulations thereunder, subject, however, to such exemptions as may be granted by the Securities and Exchange commission under said Act.


                                   ARTICLE IX
                                  GOVERNING LAW

     This Agreement shall be construed in accordance with the laws of the State of Oregon without reference to choice of law principles thereof and in accordance with the applicable provisions of the Investment Company Act. To the extent that the applicable laws of the State of Oregon, or any of the provisions herein, conflict with the applicable provisions of the Investment Company Act, the latter shall control.


                                    ARTICLE X
                                  MISCELLANEOUS

     The Adviser, on its own behalf and on behalf of the Fund, acknowledges that Subadviser, on behalf of other clients, on its own behalf, and/or on behalf of any of its affiliates, may from time to time make or consider making investments in real estate related companies, including, without limitation, real estate investment trusts. Such investments may take the form of an acquisition of publicly traded debt and/or equity securities of such companies or the acquisition, through private placement, of an interest in such companies. In connection with such investments, Subadviser may be in a position to participate in or influence management of such companies, for example, through representation on the Board of Directors. The Adviser acknowledges that certain executive level employees of Subadviser currently serve as directors of the following companies: Taubman Centers, Inc., Evans Withycombe, Inc. and La Quinta Motor Inns, Inc. Subadviser shall, in such circumstances, take appropriate measures to preserve the integrity of any material, non-public information which may be available to Subadviser and to prevent dissemination of such information to any employees involved in trading securities of such companies or making any recommendations regarding the purchase or sale of such securities by any client of Subadviser.


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     Subadviser shall assign such qualified personnel and shall devote such time as it shall deem advisable or appropriate to enable Subadviser fully to perform its obligations hereunder. It is understood that Subadviser provides investment advisory services for other clients, both taxable and tax-exempt, including private and public pension funds. It is further understood that Subadviser may take investment action on behalf of such other clients that differs from investment action taken on behalf of the Fund. If the purchase or sale of assets for the Fund and for one or more such other clients is considered at or about the same time, the transactions in such assets will be allocated among the several clients in a manner deemed equitable by Subadviser.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

                                        THE CRABBE HUSON GROUP, INC.


                                        By:
                                           --------------------------------
                                             Name:
                                             Title:

                                        ALDRICH, EASTMAN, & WALTCH, L.P.


                                        By:
                                           --------------------------------
                                             Name:
                                             Title:

                                        THE CRABBE HUSON REAL ESTATE
                                        INVESTMENT FUND, INC.


                                        By:
                                           --------------------------------
                                             Name:
                                             Title:







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